Identive Moves Corporate Finance Operations to California and Names Brian Nelson as Chief Financial Officer

SANTA ANA, Calif., December 27, 2013 – Identive (NASDAQ: INVE) (Frankfurt: INV) will move its corporate finance activities from its Europe hub in Ismaning Germany to its corporate headquarters in California as part of its continuing efforts to simplify its business operations. Along with this move, Brian Nelson has been appointed chief financial officer and secretary of the company, effective December 20, 2013. Nelson is based in California and replaces David Wear, who will remain with the company as vice president, special projects and assist with the transition of corporate finance to the U.S.

Jason Hart, chief executive officer of Identive, said, “We continue to make significant progress in simplifying Identive’s organizational structure, lowering our cost base and transforming the business from a group of individual silos into a single, unified company focused on delivering identity and trust solutions for the enterprise, consumer and government markets, which is our core strength. Moving our corporate finance activities to the U.S. is a natural step that allows us to centralize all our corporate functions and bring together key members of the management team. I am grateful to David for his past and future support during this period of sweeping changes. I am pleased that Brian is joining us as CFO. His practical experience and breadth of knowledge are assets that will serve the company well as we work to create a leaner, stronger and more aligned business model.”

Brian Nelson, 55, has more than 20 years of practical experience in accounting and finance, ranging from executive finance positions with both emerging and established technology companies in Silicon Valley to providing audit assurance and transaction-related services to public and private companies.

Prior to joining the company, Nelson was chief financial officer of idOnDemand, a pioneer in cloud-based identity management solutions, which was acquired by Identive in May 2011. Prior to idOnDemand, he served as vice president of finance and CFO of Kleer Corporation, a wireless audio company. His previous positions also include vice president of finance for Silicon Access Networks and for PlanetRx, corporate controller for LinkExchange (acquired by Microsoft) and various other technology start-ups, and he was an audit manager with

KPMG LLP in Silicon Valley. Since 2008, he has been a professor of practice in the MBA program in the Leavey School of Business at Santa Clara University in Santa Clara, California.

Nelson received his bachelor of science degree in accounting from San Jose State University, studied in the MBA program at Santa Clara University, and earned his CPA license in the State of California.

About Identive

Identive Group, Inc. (NASDAQ: INVE); (Frankfurt: INV) provides trusted products and solutions that address the markets for identity management, physical and logical access control, and NFC/RFID-enabled applications for customers in the government, enterprise, consumer, education and healthcare sectors. For additional information, please visit www.identive-group.com.

Note: Identive and the Identive logo are trademarks of Identive Group, Inc., registered in many jurisdictions worldwide. All other company, product or service names may be trademarks or registered trademarks of others and are the property of their respective owners.

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Contact:

Darby Dye, +1 949 553-4251, ddye@identive-group.com